Exhibit 23.2

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2019 with respect to the consolidated financial statements of SunTrust Banks, Inc. incorporated by reference in the Registration Statement (Form S-4 No. 333-230179) and the related Prospectus of BB&T Corporation for the registration of shares of its series I perpetual preferred stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 6, 2019